Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement Form
S-3 (No. 333-128310) and related Prospectus of Immunomedics, Inc. for the registration of its (i) $37,675,000 5% Senior Convertible Notes due May 1, 2008; (ii) 2,878,144 Common Stock Purchase Warrants; and (iii) 20,198,545 shares of Common Stock and to the incorporation by reference therein of our reports dated September 7, 2005 with respect to the consolidated financial statements and schedules of Immunomedics, Inc. and subsidiaries, Immunomedics’ management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Immunomedics, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

MetroPark, New Jersey October 11, 2005